Exhibit 10.14

EXCESS BOND TO SECURE PREMIUM AND DEDUCTIBLE OBLIGATIONS

Bond Number-22-12-56

KNOW ALL MEN BY THESE PRESENTS:

That Labor Ready, Inc., as principal ("Principal") and National Union Fire Insurance Company of Pittsburgh. Pa. as surety (“Surety"), are held and firmly bound unto Reliance National lndemnity Company and each of its affiliates and subsidiaries, as obligee (herein collectively and individually referred to as "Obligee") for the payment of the Obligations (hereafter defined), up to the maximum penal sum of TEN MILLION, AND NO/1100   ($10,000,000.00)   lawful money of the United States to payment of which sum, Principal and Surety herqby bind themselves, their successors and assigns, jointly and severally, firmly by these presents.

WHEREAS, Obligee has issued certain insurance policies on behalf of the Principal and has entered into certain other agreements with the Principal which are described on Exhibit A hereto and as may be amended and/or renewed from time to time (herein collectively referred to as the "Agreement(s)"), and:

WHEREAS, the Obligee requires security for the Principal’s Obligations to Obligee under each of the Agreements ("Obligations").

WHEREAS, the Obligee currently holds, or will hold, security for the Obligations ("Underlying Security") and now desires “excess" security.

WHEREAS, such excess security will not be liquidated until all other forms of Underlying Security for the Obligations have been liquidated.

NOW, THEREFORE, if and when the Obligations shall be fully and finally paid and satisfied this Excess Bond shall be null and void; otherwise this Excess Bond shall remain in full force and effect and Principal and Surety in any event agree as follows:

1) Within ten (10) business days of Surety's receipt of a demand for payment under this Excess Bond ("Demand"), Surety shall pay to the Obligee the amount of such Demand. The Obligee's Demand to the Surety of the amount due, either as security or for payment or for reimbursement of Obligations pursuant to the Agreement(s), shall be absolute proof of the existence and extent of the liability of the Principal and the Surety to the Obliges hereunder, The Obligee may present one or more Demands at any time in its sole discretion, provided however, Surety shall not be obligated to pay an aggregate amount in excess of the penal sum of the Excess Bond.

2) In the event that Obligee shall demand either a portion of the penal sum of the Excess Bond or the entire penal sum of the Excess Bond (less any previous amounts paid to Obligee under the Excess Bond) under a Demand, Obligee shall hold all funds ("Excess Bond Collateral") received as security for the Obligations and shall apply such Excess Bond Collateral to the Obligations from time to time in its sole discretion; provided, however, that the Obligee shall not apply such Excess Bond Collateral to the Obligations until the full amount of all Underlying Security has been applied to the Obligations. At such time as Obligee determines in its sole discretion that all of the Obligations are fully and finally paid and such payment is not subject to avoidance or other turnover, Obligee shall return to the Surety the unapplied portion of the Excess Bond Collateral. The Surety, whether in its capacity as surety or subrogee of the Principal, waives, to the fullest extent permitted by applicable law each and every right which it may have to contest Obligee's computation of the Obligations or the application of the Excess Bond Collateral by the Obligee to the Obligations, and waives, to the fullest extent permitted by applicable law, each and every right which it may have to seek reimbursement, restitution or recovery of any Excess Bond Collateral. Obligee shall not be required to (i) segregate Excess Bond Collateral from its general funds, (ii) hold or invest Excess Bond Collateral in an interest-bearing or income-producing investment or (iii) account to Surety for interest or income in the event the same would be otherwise attributable to Excess Bond Collateral. The Principal shall not at any time have any rights or property interests in this Excess Bond, the Excess Bond Collateral or other proceeds of this Excess Bond.

3) Failure to pay or reimburse the Obligee as herein provided shall cause the Surety to be additionally liable for any and all reasonable costs and expenses, including attorney's fees and interest, incurred by the Obligee in enforcing this Excess Bond, such liability to be in addition to the bond penalty.

4) Surety's obligations hereunder shall not be affected by (i) any matter or proceeding arising in connection with any modification, limitation, discharge, assumption, or reinstatement with respect to any Agreements or Obligations, (ii) any modification of or amendment to any Agreements or Obligations without Surety's consent or prior notification provided that, thepenal sum of the Excess Bond may not be increased without the consent of Surety; however, failure,to give such consent will not prevent Obligee from drawing up to the full amount of the Excess Bond (less any previous amounts paid to Obligee under the Excess Bond) either as security or for payment or for reimbursement under the Agreements, or (iii) any other circumstances which might otherwise constitute a legal or equitable discharge or defense for Surety.

5) This Excess Bond shall become effective 01/01/2000 and shall remain in full force and effect thereafter for a period of one year and will automatically extend for additional one year periods from the expiry date hereof, or any future expiration date, unless the Surety provides to the Obligee not less then ninety (90) days advance written notice of its intent not to renew this Excess Bond or unless this Excess Bond is earlier canceled pursuant to the following. This Excess Bond may be canceled at any time upon ninety (90) days advance written notice from Surety to Obligee. It is understood and agreed that the Obligee may recover the full amount of the Excess Bond (less any previous amounts paid to Obligee under the Excess Bond) if the Surety cancels or nonrenews the Excess Bond and, within thirty (30) days prior to the effective date of cancellation or nonrenewal, the Obligee has not received collateral acceptable to it to replace the Excess Bond.

6) Any notice, Demand or request for payment, given or made under this Excess Bond shall be made in writing and shall be given by a personal delivery or expedited delivery service, postage pre–paid, addressed to the parties at the addresses specified below or to such other address as shall have been specified by such parties to each of the parties to the transactons contemplated hereby. Such notice, Demand or request for payment shall be accompanied by the Obligees written certification that: "All other bonds, letters of credit and other similar instruments required as security for Obligations under Agreements described in Exhibit A of National Union Fire Insurance Company of Pittsburgh, Pa, bond number 22-12-56 have been drawn upon and all funds thereunder have been received by Reliance Nationaal Indemnity Company as Obligee.", together with satisfactory written proof of actual receipt of said funds by the Obligee.

If to the Surety:
          National Union Fire Insurance Company of Pittsburgh, Pa
          175 Water Street, 6th Floor
          New York, NY 10038
          Attention: Bond Claim

If to Obligee:
          Reliance National Indemnity Company
          One Market Place, #2300
          San Francisco, CA  94105
          Attention: John Lazar

If to the Principal
          Labor Ready, Inc.
          1016 So. 28th Street
          Tacoma, WA 98409
          Attention: Gary Gibson

Notice given under this Excess Bond shall be effective only when received.

In WITNESS THEREOF, the said Principal and Surety have signed and sealed this instrument on this 8th day of May, 2000.

LABOR READY, INC.

By /s/ Ronald L. Junck
      Principal

NATIONAL UNION FIRE INSURANCE COMPANY OF PITTSBURGH, PA.

By /s/ Debbie Poppe
      Attorney-in-fact, Debbie Poppe

EXHIBIT A TO EXCESS BOND NUMBER 22-12-56

“Agreement(s)' shall be defined as those Agreements listed below, includIng any modifications that may be made from time to time, and the insurance policies described therein:

1.	Agreement(s): NWA0151254-01	Date: 01/01/00 – 01/01/01
2.	Agreement(s): NWA0151355-01	Date: 01/01/00 – 01/01/01